Exhibit 99.1

Blueprint Medicines to Evaluate Opportunities to Advance Rare Disease Discovery Program in Fibrodysplasia Ossificans Progressiva Following Discontinuation of Collaboration with Alexion

CAMBRIDGE, Mass., July 27, 2017 /PRNewswire/ – Blueprint Medicines Corporation (NASDAQ: BPMC), a leader in discovering and developing targeted kinase medicines for patients with genomically defined diseases, today announced plans to evaluate opportunities to advance its rare disease discovery program in fibrodysplasia ossificans progressiva (FOP), which was the subject of Blueprint Medicines’ collaboration with Alexion Pharma Holding (Alexion). On July 26, 2017, Blueprint Medicines received written notice from Alexion of its decision to discontinue the collaboration following a strategic review of Alexion’s  business and research and development portfolio.

“We believe our discovery research program in fibrodysplasia ossificans progressiva represents a potential opportunity to improve the understanding and treatment of this severe rare disease, and we intend to evaluate options to advance preclinical activities within our disciplined portfolio strategy,” said Jeff Albers, Chief Executive Officer of Blueprint Medicines. “We  thank Alexion and its research team for their support over the last two years, and we wish them well as they chart a new course for their research and development programs. We are also deeply grateful to the patients and families, advocacy group leaders and academic scientists who have contributed to our efforts by offering insights and encouragement.”

“We thank Blueprint Medicines for a productive and scientifically driven partnership. Under a refocused research and development strategy across our portfolio, Alexion plans to prioritize key therapeutic categories aligned with our core expertise and capabilities,” said James Loerop, Senior Vice President, Global Business Development at Alexion.

In March 2015, Blueprint Medicines and Alexion entered into a research, development and commercialization agreement related to the development of one or more drug candidates for the treatment of FOP. Under the terms of the agreement, Blueprint Medicines was responsible for all research and preclinical development activities related to any drug candidates, and Alexion was responsible for all clinical development, manufacturing and commercialization activities related to any drug candidates. Prior to the notice by Alexion, the parties were evaluating multiple compounds in preclinical development for the treatment of FOP.

Pending its evaluation of opportunities to advance this program, Blueprint Medicines continues to believe its existing cash, cash equivalents and investments, excluding any potential option fees and milestone payments under its existing collaboration with Roche, will be sufficient to enable it to fund its operating expenses and capital expenditure requirements into the second half of 2019.

About Fibrodysplasia Ossificans Progressiva

FOP is a heritable, ultra-rare disorder of the connective tissue that is characterized by the abnormal transformation of skeletal muscle, ligaments and tendons into bone. As the disease progresses, the extra-skeletal bone increasingly restricts joints and other parts of the body. This inevitably leads to severe disability and breathing difficulties due to restricted chest wall expansion, which can be fatal in some instances.  Currently, approved therapies are limited to ameliorating disease symptoms through the administration of steroids.

About Blueprint Medicines

Blueprint Medicines is developing a new generation of targeted and potent kinase medicines to improve the lives of patients with genomically defined diseases. Its approach is rooted in a deep understanding of the genetic blueprint of cancer and other diseases driven by the abnormal activation of kinases. Blueprint Medicines is advancing four programs in clinical development for subsets of patients with gastrointestinal stromal tumors, hepatocellular carcinoma, systemic mastocytosis, non-small cell lung cancer, medullary thyroid cancer and other advanced solid tumors, as well as multiple programs in research and preclinical development. For more information, please visit www.blueprintmedicines.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding strategy, plans and timing for Blueprint Medicines’ preclinical program related to FOP; expectations regarding Blueprint Medicines’ existing cash, cash equivalents and investments; and Blueprint Medicines’ strategy, business plans and focus. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks and uncertainties related to Blueprint Medicines’ advancement of its preclinical program related to FOP and multiple other early-stage efforts; Blueprint Medicines’ ability to successfully demonstrate the efficacy and safety of its drug candidates; the preclinical and clinical results for Blueprint Medicines’ drug candidates, which may not support further development of such drug candidates; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials. These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in Blueprint Medicines’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, as filed with the Securities and Exchange Commission (SEC) on May 3, 2017, and other filings that Blueprint Medicines may make with the SEC in the future. Any forward-looking statements contained in this press release represent Blueprint Medicines’ views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Blueprint Medicines explicitly disclaims any obligation to update any forward-looking statements.

Media and Investor Relations Contacts

Kristin Hodous

617-714-6674

khodous@blueprintmedicines.com

Jim Baker

617-844-8236

jbaker@blueprintmedicines.com